Investor Contact:	Media Contact:
Paul Trussell	KeJuan Wilkins
investor.relations@nike.com	media.relations@nike.com
NIKE, INC. REPORTS FISCAL 2022 THIRD QUARTER RESULTS

BEAVERTON, Ore., Mar. 21, 2022 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2022 financial results for its third quarter ended February 28, 2022.

•Third quarter reported revenues were $10.9 billion, up 5 percent compared to prior year and up 8 percent on a currency-neutral basis.*
•NIKE Direct sales were $4.6 billion, up 15 percent on a reported basis and up 17 percent on a currency-neutral basis.
•NIKE Brand Digital sales increased 19 percent, or 22 percent on a currency-neutral basis, led by 33 percent growth in North America.
•Gross margin increased 100 basis points to 46.6 percent.
•Diluted earnings per share for the quarter was $0.87.

"NIKE’s strong results this quarter show that our Consumer Direct Acceleration strategy is working, as we invest to achieve our growth opportunities," said John Donahoe, President and CEO, NIKE, Inc. "Fueled by deep consumer connections, compelling product innovation and an expanding digital advantage, we have the right playbook to navigate volatility and create value through our relentless drive to serve the future of sport."**

Third Quarter revenues increased 8 percent on a currency-neutral basis, led by NIKE Direct growth of 17 percent. NIKE Brand Digital business fueled growth, increasing by 22 percent, driven by double-digit growth in North America, APLA and EMEA, partially offset by declines in Greater China. Further contributing to NIKE Direct growth was the steady normalization of traffic in owned physical retail, with NIKE owned stores up 14 percent. Wholesale revenues declined 1 percent on a reported basis and were up 1 percent on a currency-neutral basis, with growth in EMEA and APLA offset by declines in North America and Greater China.

“Our third quarter results demonstrate NIKE’s ability to navigate through volatility, while continuing to serve consumers directly and digitally, at scale,” said Matt Friend, Executive Vice President and Chief Financial Officer, NIKE, Inc. “Marketplace demand continues to significantly exceed available inventory supply, with a healthy pull market across our geographies.”**

Third Quarter Income Statement Review

•Revenues for NIKE, Inc. increased 5 percent to $10.9 billion compared to the prior year and were up 8 percent on a currency-neutral basis.
◦Revenues for the NIKE Brand were $10.3 billion, up 8 percent compared to prior year on a currency-neutral basis, led by 13 percent growth in EMEA.
◦Revenues for Converse were $567 million, down 1 percent on a reported basis and up 2 percent on a currency-neutral basis, led by strong performance in North America and Europe, partially offset by declines in Asia.
•Gross margin increased 100 basis points to 46.6 percent, driven by margin expansion in our NIKE Direct business driven by lower markdowns, changes in foreign currency exchange rates and a higher mix of full-price sales, partially offset by lower full-price product margins largely due to increased freight and logistics costs.
•Selling and administrative expense increased 13 percent to $3.4 billion.
◦Demand creation expense was $854 million, up 20 percent, primarily due to normalization of spend against brand campaigns and continued investments in digital marketing to support heightened digital demand.
◦Operating overhead expense increased 11 percent to $2.6 billion, primarily due to higher strategic technology investments and wage-related expenses.
•The effective tax rate for the quarter was 16.4 percent compared to 11.4 percent for the same period last year, due to a shift in our earnings mix, the effects of stock-based compensation and recently finalized U.S. tax regulations.
•Net income was $1.4 billion, down 4 percent, and Diluted earnings per share was $0.87.

February 28, 2022 Balance Sheet Review

•Inventories for NIKE, Inc. were $7.7 billion, up 15 percent compared to the prior year period, driven by elevated in-transit inventories due to extended lead times from ongoing supply chain disruptions, partially offset by strong consumer demand during the quarter.
•Cash and equivalents and short-term investments were $13.5 billion, up approximately $939 million from last year, driven by strong free cash flow, partially offset by share repurchases and cash dividends.

Shareholder Returns

NIKE continues to have a strong track record of investing to fuel growth and consistently increasing returns to shareholders, including 20 consecutive years of increasing dividend payouts. In the third quarter, NIKE returned approximately $1.7 billion to shareholders, including:
•Dividends of $484 million, up 12 percent from the prior year.
•Share repurchases of $1.2 billion for the quarter, reflecting 8.1 million shares retired as part of the four-year, $15 billion program approved by the Board of Directors in June 2018. As of February 28, 2022, a total of 68.9 million shares have been repurchased under the program for a total of approximately $7.6 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on March 21, 2022, to review fiscal third quarter results. The conference call will be broadcast live via the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, April 11, 2022.
About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.
**	The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.
(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(In millions, except per share data)	2/28/2022	2/28/2021	Change	2/28/2022	2/28/2021	Change
Revenues	$10,871	$10,357	5%	$34,476	$32,194	7%
Cost of sales	5,804	5,638	3%	18,500	17,887	3%
Gross profit	5,067	4,719	7%	15,976	14,307	12%
Gross margin	46.6%	45.6%		46.3%	44.4%

Demand creation expense	854	711	20%	2,789	2,117	32%
Operating overhead expense	2,584	2,330	11%	7,980	7,166	11%
Total selling and administrative expense	3,438	3,041	13%	10,769	9,283	16%
% of revenues	31.6%	29.4%		31.2%	28.8%

Interest expense (income), net	53	64	—	165	199	—
Other (income) expense, net	(94)	(22)	—	(235)	18	—
Income before income taxes	1,670	1,636	2%	5,277	4,807	10%
Income tax expense	274	187	47%	670	589	14%
Effective tax rate	16.4%	11.4%		12.7%	12.3%

NET INCOME	$1,396	$1,449	-4%	$4,607	$4,218	9%

Earnings per common share:
Basic	$0.88	$0.92	-4%	$2.91	$2.68	9%
Diluted	$0.87	$0.90	-3%	$2.85	$2.62	9%

Weighted average common shares outstanding:
Basic	1,579.0	1,578.0		1,581.1	1,570.9
Diluted	1,610.7	1,616.9		1,615.8	1,607.3

Dividends declared per common share	$0.305	$0.275		$0.885	$0.795

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 28,	February 28,	% Change
(Dollars in millions)	2022	2021
ASSETS
Current assets:
Cash and equivalents	$8,704	$8,516	2%
Short-term investments	4,763	4,012	19%
Accounts receivable, net	3,827	3,669	4%
Inventories	7,700	6,693	15%
Prepaid expenses and other current assets	1,968	1,810	9%
Total current assets	26,962	24,700	9%
Property, plant and equipment, net	4,806	4,958	-3%
Operating lease right-of-use assets, net	2,959	3,149	-6%
Identifiable intangible assets, net	291	271	7%
Goodwill	284	242	17%
Deferred income taxes and other assets	3,275	2,865	14%
TOTAL ASSETS	$38,577	$36,185	7%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—	—
Notes payable	—	4	-100%
Accounts payable	2,770	2,257	23%
Current portion of operating lease liabilities	455	470	-3%
Accrued liabilities	5,391	5,907	-9%
Income taxes payable	202	256	-21%
Total current liabilities	8,818	8,894	-1%
Long-term debt	9,418	9,412	0%
Operating lease liabilities	2,784	2,964	-6%
Deferred income taxes and other liabilities	2,748	2,984	-8%
Redeemable preferred stock	—	—	—
Shareholders’ equity	14,809	11,931	24%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$38,577	$36,185	7%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2022	2/28/2021	Change		2/28/2022	2/28/2021	Change
North America
Footwear	$2,532	$2,382	6%	6%	$8,648	$7,851	10%	10%
Apparel	1,207	1,087	11%	11%	4,117	3,580	15%	15%
Equipment	143	95	51%	49%	473	364	30%	30%
Total	3,882	3,564	9%	9%	13,238	11,795	12%	12%
Europe, Middle East & Africa
Footwear	1,569	1,606	-2%	4%	5,358	5,139	4%	4%
Apparel	1,083	898	21%	28%	3,444	2,973	16%	16%
Equipment	127	105	21%	29%	426	365	17%	16%
Total	2,779	2,609	7%	13%	9,228	8,477	9%	9%
Greater China
Footwear	1,554	1,614	-4%	-6%	4,238	4,432	-4%	-9%
Apparel	548	616	-11%	-13%	1,588	1,775	-11%	-15%
Equipment	58	49	18%	15%	160	150	7%	1%
Total	2,160	2,279	-5%	-8%	5,986	6,357	-6%	-11%
Asia Pacific & Latin America
Footwear	1,005	903	11%	20%	2,914	2,652	10%	13%
Apparel	394	365	8%	16%	1,181	1,098	8%	10%
Equipment	62	47	32%	44%	178	135	32%	36%
Total	1,461	1,315	11%	19%	4,273	3,885	10%	13%
Global Brand Divisions[2]	41	6	583%	561%	54	18	200%	206%
TOTAL NIKE BRAND	10,323	9,773	6%	8%	32,779	30,532	7%	7%
Converse	567	570	-1%	2%	1,753	1,609	9%	8%
Corporate[3]	(19)	14	—	—	(56)	53	—	—
TOTAL NIKE, INC. REVENUES	$10,871	$10,357	5%	8%	$34,476	$32,194	7%	7%

TOTAL NIKE BRAND
Footwear	$6,660	$6,505	2%	5%	$21,158	$20,074	5%	5%
Apparel	3,232	2,966	9%	12%	10,330	9,426	10%	9%
Equipment	390	296	32%	36%	1,237	1,014	22%	21%
Global Brand Divisions[2]	41	6	583%	561%	54	18	200%	206%
TOTAL NIKE BRAND REVENUES	$10,323	$9,773	6%	8%	$32,779	$30,532	7%	7%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2022	2/28/2021	Change	2/28/2022	2/28/2021	Change
North America	$967	$970	0%	$3,636	$3,295	10%
Europe, Middle East & Africa	713	533	34%	2,394	1,885	27%
Greater China	784	973	-19%	2,054	2,552	-20%
Asia Pacific & Latin America	478	408	17%	1,347	1,112	21%
Global Brand Divisions[2]	(975)	(852)	-14%	(3,033)	(2,546)	-19%
TOTAL NIKE BRAND[1]	1,967	2,032	-3%	6,398	6,298	2%
Converse	168	150	12%	504	405	24%
Corporate[3]	(412)	(482)	15%	(1,460)	(1,697)	14%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	1,723	1,700	1%	5,442	5,006	9%
EBIT margin[1]	15.8%	16.4%		15.8%	15.5%
Interest expense (income), net	53	64	—	165	199	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,670	$1,636	2%	$5,277	$4,807	10%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense. Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures and are being provided as management believes this additional information should be considered when assessing the Company’s underlying business performance and trends. EBIT margin is calculated as EBIT divided by total NIKE, Inc. Revenues. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation and operating overhead expense, including product creation and design expenses that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.